DOLLAR FINANCIAL GROUP
                                                        Moderator:  Don Gayhardt
                                                  October 1, 2003/10:00 a.m. CDT



                             DOLLAR FINANCIAL GROUP
                                 October 1, 2003
                                 10:00 a.m. CDT


Coordinator                Hello  and  welcome  to the  Dollar  Financial  Group
                           fiscal year-end  operating  results  conference call.
                           All lines will be in a listen-only mode until the formal question and answer session. At the request of Dollar Financial Group, today's conference is also being recorded.

                           Now, joining us today from Dollar Financial Group are Mr. Jeffrey Weiss, Chairman and Chief Executive Officer, and Mr. Don Gayhardt, President. Gentlemen, you may begin when ready.

D.Gayhardt                 Good  morning.  This  is  Don  Gayhardt,  and  as the
                           operator said, I'm joined by Jeff Weiss, who is our Chairman and CEO. He's actually joining us to discuss our fourth quarter results as well as the results for the fiscal year ending June 30, 2003.

                           Before we begin, as a disclaimer, I'd like to remind you that remarks made during this conference call about future expectations, trends, plans, forecasts and performance for Dollar Financial Group, Inc., and its markets are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

                           These forward-looking statements reflect our current beliefs, estimates, and expectations that involve a number of risks and uncertainties. Listeners are cautioned that these forward-looking statements may differ materially from actual future events or performance and are advised not to place undue reliance on any forward-looking statement, which speak only as of the date of this call. Factors that could affect results are outlined in our press release dated Monday, September 29th, and a more thorough listing of risk factors is discussed in our annual report on Form 10-K.

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

                           I'm going to turn it over to Jeff, who has a few introductory comments before we get into the numbers.

J.Weiss Good morning. This is Jeff Weiss. Thanks for joining us. I'm happy to report that the fourth quarter of fiscal 2003 was a strong one for the company, and indeed, 2003 was a fiscal year in which we made substantial progress, both on an economic basis and on an operational basis. We were able to sustain the operational progress and earning momentum that we developed earlier in the year.

                           In the U.S., we continued to see difficult economic conditions, although we are hopeful that a sustained recovery will finally begin to impact our customer base in a meaningful way. Our focus in the U.S. was on cost control and customer retention, and I think our expectations were met in those areas.

                           All of our key credit ratios, loan, and bad check losses are in line with expectations and reflect improved collection practices and tighter underwriting verification standards. This performance, in conjunction with improved store level cost control, helped our U.S. operations improve operating performance in fiscal 2003.

                           Our international operations continued to perform strongly. Our relatively dominant positions, both market positions in the Canadian and U.K. markets, continued to build and we are very pleased with our operations there.

                           Our internal cost consolidation restructuring activities in the U.S. have been extremely successful. There were very few operational difficulties, and we think that this is going to be an enormous benefit, both on the financial and operational basis of the company in the years to come. That said, we are looking at '04 as another positive year for the company.

                           With that said, I'm going to turn the meeting back to Don, who is going to review some operational results.

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D.Gayhardt                 Thanks,  Jeff. I'd like to give some specifics on the
                           fourth quarter and full-year numbers, and then give some specific guidance as to our expectations for the financial results for fiscal 2004.

                           As Jeff mentioned, our fourth quarter was very solid and allowed us to end the year with significant earnings momentum and continue some of the trends we saw develop particularly in the second half of the year. I think specifically, we're benefiting from three ongoing positive trends or positive developments.

                           First, our revenue growth remains very solid. For the full fiscal year, total revenue increased 8.6%, from $202 million to approximately $220 million, and 6.8% for the quarter, from $51.9 million to $55.5 million. Comps for revenue, same-store revenue, increased 7.3% for the quarter and 8.1% for the full year. While U.S. revenue declined for the full year from $113 million to $110.4, that's '02 versus '03, there were positive developments in our Loan Mart loan offices and our Money Mart express direct to consumer lending businesses, which showed significant revenue and earnings improvements over the prior year.

                           Our international businesses were very strong once again, with full-year comp-store revenue increases of approximately 15% in Canada and approximately 26% in the U.K. We saw very solid growth in our consumer lending revenue in all three countries, and while our check cashing business declined in the U.S. on a comp-store total revenue basis, we have seen a better trend in comp-store check fees and total revenue in the U.S. over the past four to five months.

                           I  think  secondly,  as  Jeff  mentioned,   our  cost
                           controls have been very strong across our core operating areas. As we mentioned in the press release, our store level costs, as a percentage of revenue, declined to 64.9% from 67.4%. That's a full
                           2.5 percentage points, on a revenue basis, almost $220 million. That equates to a cost improvement of about $5.5 million. As we'll talk about in a minute, some of this performance was related to our improved bad check collection and bad check expense, but we've also seen salaries, benefits, and bank charges decline as a percentage of revenue.

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                           Third and  finally,  our key risk  measures  improved
                           during the year, and we sustained these improvements. Bad check losses and loan losses were both down on a year-over-year basis and are now in line with our parameters, given where the respective economies in which we operate are performing. We do not expect to see further significant improvement in these ratios. We might see some improvement, and we'll tend to use these, going forward, use these risk parameters as
                           guideposts  to  insure  credit   quality  and  credit
                           performance as we increasingly look to drive volume growth.

                           Our Salt Lake City loan servicing facility has been a terrific asset in this regard; supporting our domestic business has really helped in two key areas, the first being collections, typically cash collections. I think we talked about, on our last call, the SLC, the Salt Lake City facility has really evolved into a true store support function, with our customer service reps encouraging borrowers to return to our stores and settle lending transactions in person.

                           As evidence of this, during fiscal 2003 we increased in-store payments on delinquent accounts by more than 120%, which represents an increase of almost $10 million in cash payments and almost 30,000 more customer visits to our location.

                           I think, in addition to collection improvements, our call center facilities helped us to significantly upgrade our ability to respond to the compliance demands of our domestic consumer lending business.

                           I think those are probably the three most noteworthy transitions. I just want to touch on a couple other significant items that affected our quarterly and annual results. First is corporate expenses increased from $24.5 million to $31.2 million on a year-over-year basis. That's an increase of $6.7 million or, as a percentage of revenue, from 12.1% to 14.2%. I think we outlined, in some detail, in the press release, the drivers for this increase, but it affectively was the cost associated with supporting our North American loan operations, together with increased salary and benefits for support staff in our foreign operations, which drove the majority of this increase.

                           We'll talk a little bit more about more about the restructuring in a minute. Jeff was on it earlier, but the restructuring was primarily aimed at reducing these corporate expenses both in absolute dollars in the U.S. and as a percentage of revenue on an aggregate basis, and I think that you'll begin to see evidence of both of those trends in our financial results for the first quarter of fiscal 2004.

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                           Specifically  with respect to the  restructuring,  we
                           added to or recorded additional restructuring costs of $1.2 million in the June quarter, making the total approximately $4 million for the year. The $4 million includes $2.4 million for the closing of 36 stores and approximately $1.7 million for the restructuring of corporate and field administrative locations.

                           While we announced the second phase of the restructuring in March, we still added to the expense in the June quarter, and I think, as we talked about on the last call, just as an accounting footnote, new FAS 146, which took affect January 1, 2003, essentially has the effect of prohibiting the large one-time reserve charges that many companies have used in the past, and as a result, we booked employee severance and other charges as we completed various steps of the restructuring on into the fourth quarter.

                           During fiscal 2004 we do not expect to record any additional restructuring costs, but we do expect to incur costs associated with store closings in the ordinary course of business, but it's not our expectation to close nearly as many stores as we did in fiscal 2003.

                           Adjusted EBITDA, which we define as earnings before interest, taxes, depreciation, amortization, and non-cash charges to earnings associated with foreign currency translations, loss on store closings and sales and other non-recurring items, increased from $11.9 million in the fourth quarter of '02 to $13.6 million for the fourth quarter of '03. For the full year, adjusted EBITDA was $51.4 million versus $48.3 million for fiscal 2002. It's a solid growth for the whole year and the fourth quarter as well.



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                           Interest  expense  was $20.2  million for fiscal 2003
                           versus  $18.7  million  for  fiscal  '02,   which  is
                           primarily the result of the higher effective rate we pay on our U.K.-collateralized borrowing facility for our consumer loans, as well as a higher LIBOR spread on our bank facility incurred after the recent amendments to our revolving credit facility.

                           Our income tax provision was, once again, a significant percentage of our pretax income, which, as we talked about before, I think, is primarily the result of significant U.S. taxes on foreign earnings, resulting from foreign subsidiary guarantees given to our bank credit facility, our public bonds, and our privately held senior subordinated notes.

                           For the fiscal year ending June 30, 2003, this double tax or deemed dividend added approximately $5.1 million of additional tax burden on our U.S.-consolidated returns. I think, as we've talked about on prior calls, we continue to explore ways to reconfigure the structure of our international collateral guarantees to affect an elimination of the deemed dividend tax, which would significantly add to free cash flow.

                           On our balance sheet, our loans and other receivables increased from $20.5 million to $22.7 million. That's primarily the result of growth in our Canadian receivables, which is a business in which we act as a principal and have the loans on our balance sheet, as well as longer settlement times for our county and First Bank of Delaware loan agency programs. These programs settle on a monthly and on a bi-monthly basis, respectively, whereas our previous loan agency relationship settled on a daily basis.

                           Our revolving borrowings were $62 million at June 30, 2003, versus $79 million at June 30, 2002. The reduction was primarily the result of reduced cash deployment of approximately $15 million on June 30, 2003, versus June 30, 2002. This is a great illustration of the way in which our borrowings can fluctuate based upon the day of the week on which the reporting period, in this case June 30, falls.



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                           In '02, June 30 was a Monday,  a  comparatively  slow
                           check-cashing and business day, with the holiday not until the end of the week. In '03, the 30th was a Sunday, so we had to fund cash for the Friday to Sunday period as well as additional cash for the morning of the 1st.

                           Capital expenditures were $10.7 million dollars for the full fiscal year, which included $3.2 million of the final earn-out payments related to U.K. acquisitions that we completed in fiscal '01 and '02, and these are the last remaining earn-out payments. Other than these payments, we didn't complete any material acquisitions during fiscal '03. If you exclude those payments from the capital expenditures number, call it base capital expenditures and maintenance capital expenditures, which included several new stores and refurbishments and certain relocations, those base capital expenditures were $7.5 million for the fiscal year ending June '03.

                           I think, just kind of a final word on the structure, as Jeff said, given what we talked about in terms of the recording of the restructuring costs, we won't see any more of those restructuring costs in the P&L going forward, as we've completed all of the significant steps of the plan, on plan, both in terms of time and in terms of cost.

                           I think, most importantly, as Jeff said, we had no real disruption to our ongoing store operations, and I think it's a testament to the quality and the dedication of our North American store operations group, our field group as well as the store support groups that we have, here in Berwyn, in Salt Lake City, and in Victoria, British Columbia, our Canadian headquarters.

                           I'd like to talk now, just briefly, about operating objectives for fiscal 2004 and the items that we're focusing on right now before getting into the specifics on the numbers for fiscal '04. I think domestically, the obvious key area of focus is to improve check-cashing results, and I guess, as kind of a subset of that, to sustain and build on some of the modest recent improvements that we've seen in check-cashing revenues domestically. And domestically, kind of our other area of focus can really be summed up as kind of the three Cs: collections, compliance, and costs. I think we've made a lot of improvements in all of those areas, and I think that, for the most part, we need to sustain and build on the improvements that we made during the last fiscal year.

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                           We also have some new  products,  particularly  debit
                           and loyalty card programs, that we're very excited about, and execution, both from a marketing customer acquisition and from an operations standpoint, kind of a back-office standpoint. Execution on the new
                           product   programs   is  a  big   priority   for   us
                           domestically.

                           In Canada, we're also rolling out a debit card program, as well as expanding, chain-wide, an income tax product that allows customers to get advances against valid refunds that have been approved by Revenue Canada. They can get those cash refunds in as fast as 10 to 15 minutes at our locations. H&R Block and Jackson Hewitt, just kind of by way of comparison as the largest tax prep companies in Canada, have products that, at best, deliver funds overnight, so we think we have a bit of a better mousetrap on the tax refund side in Canada.

                           We're also working, in Canada, on a new generation point-of-sales system, which will be for both the Canadian and the U.S. store base, the entire North American store base, which we see as a key to help us drive speed of service improvements across all our product lines, which is a key factor in driving increased customer retention.

                           In the U.K., where we are really building our brand, we want to continue to promote the brand and the service offers that are available at our Money Shops and to get consumers to understand the total menu of services. We've had great success in expanding our Western Union agency relationship, and that's helping drive greater awareness of the menu of services that are available at Money Shop locations in the U.K.

                           We've made very big strides in terms of customer service, and we want to continue to improve the marks we have there and make that part of the brand awareness as well, make speed of service and quality of service part of the brand that Money Shop is offering in the U.K.



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                           I think  finally,  in the U.K.,  collection  and loan
                           servicing,   we  have  a  smaller   version   of  the
                           centralized loan support function than we have in the U.S. We have that building in the U.K., and that's a big priority for 2003.

                           Having said all of that, I think, as Jeff indicated, we're optimistic that 2004 will see a continuation of the improved financial performance that we demonstrated during the second half of 2003. We expect total revenue to increase from $219.4 to $235 to $240 million, and we expect adjusted EBITDA will increase from $51.4 million to $58 to $60 million.

                           I think, just by way of clarification, I want to point out that this outlook is based upon various assumptions, which include but are not limited to opening 17 new stores in fiscal 2004, the closure of four to six stores during the normal course of business in fiscal 2004, but no other material increase or decrease in the number of the company's owned locations, and secondly, no material change in the products or service offered at the company's locations as of June 30, 2003, or in the terms or procedures for offering those products and services.

                           I think, with that, I would be happy to take any questions you have.

Coordinator                Our first question comes from Redah Vhab.

R.Vhab Just a couple of housekeeping items, how much did you pay in cash taxes this year?

D.Gayhardt                 In cash taxes we paid the provided  number less about
                           $800,000.

R.Vhab                     I can find that out; don't worry.

D.Gayhardt                 I think the provision was $13.5, and we increased our
                           deferred tax liability by approximately $800,000.

R.Vhab On the liquidity front, I guess your comments suggest, then, the 10-K suggests that you have what, $2 or $3 million available on the U.S. revolver and $5 or $6 in the Canadian and the U.K. revolver?

D.Gayhardt                 That's about right, as of June 30.

R.Vhab                     And did you have any cash on hand as well?

D.Gayhardt                 No. The only cash that we have that is not  inventory
                           cash is cash collateral that supports our Canadian borrowings. Our average revolver borrowings on our U.S. revolver right now are trending, on average, about $50 million right now.

R.Vhab Okay. Speaking of your average borrowings and your revolver, the line matures in June of '04. Any thoughts about that?

D.Gayhardt                 All we can  really  say on that front is I think what
                           we said before, which is we continue to explore a number of different options for refinancing that line, as well as looking at the entire capital structure, and when we have something to announce, we'll announce it.

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R.Vhab                     Okay.  What are the underlying  assumptions  for your
                           different product lines, as far as your projections are concerned? I mean is this based on what we saw in the fourth quarter, which is really consumer lending and international and the cost fund? Can you give us a little bit more color?

D.Gayhardt                 I think we have tried to, if you go back kind of over
                           the last three years domestically when we've seen a couple different products where it looked like the economy was picking up and our check fees picking up along with that, but they proved to be, you know, the period from maybe May or June of '02 until September of '02 was a period where we saw nice comp store increases and a real improved trend in check cashing, and it looked as though maybe the domestic economy, particularly kind of the service sector, the low-wage service sector economy, was pulling out of its tailspin, but then into October/November of last year, we saw kind of a, I guess, second dip there.

                           I think, in making the plan, and we didn't want to base the plan on any significant or sustained improvement in the U.S. economy, so our plan has, essentially, a continuation of a plan that was developed late spring/early summer, and while we were seeing a few improvements here or there, it wasn't anything you could call widespread. So I think our plan has, as an assumption, the continuation of the current economy climate of the U.S., which means, kind of by extension, no significant improvement in our core cash-checking trends.

                           I think that we're seeing slightly better performance than that trend line over the past four or five months, but again, we thought that a year ago; we saw the same trend and it reversed, so we just don't want to get ahead of ourselves there.

                           I think, on the consumer lending side, we don't have built into the forecast any significant improvements. We have modest volume and kind of continuation of the volume growth trends internationally and in certain parts of the U.S. business. We saw significant improvement in our net revenues as a result of improved servicing performance last year. The plan has kind of a continuation of the current levels of credit losses and servicing performance, so no real improvements baked in there.

                           I think, internationally, we see very good growth, kind of across the board in the U.K. In Canada, the lending business has been growing more quickly than the check-cashing business, and I think that will continue, just given that the lending business is a much less mature product line in Canada.

                           Then finally, I think the $16 million plan has a realization of a significant percentage of the $5 million of anticipated savings from the restructuring that we talked about in the press release we put out in May, when we sort of announced all the restructuring moves.

                           Is that helpful?

R.Vhab                     Thank you.

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

Coordinator                Our next question comes from Jerry Robinson.

J.Robinson                 You said you were  going to open 17 new  stores  this
                           year. Where are those stores going to be?

D.Gayhardt                 Primarily,  the  largest  chunk of  those  will be in
                           Canada.

J.Robinson                 And your four to six closures, are those domestic?

D.Gayhardt                 I think we have maybe one or two identified right now
                           in the U.S., but I guess the balance is sort of we're not sure yet, because they're really sort of as leases come up, we'll look at stores and see if a continued investment in the lease cost is justified based upon the performance of the store and the surrounding tenants, etc.

J.Weiss It's kind of a provision, also, for external events, the closure of a shopping center for example.

J.Robinson                 As far as the Salt Lake City,  the consumer loan call
                           center, are you doing anything on the marketing side to try to drive that business or what are your expectations for kind of growth out of that facility this year?

D.Gayhardt                 I guess since  there's  marketing,  are we looking to
                           use it as a platform to get in to collect paper other than ours?

J.Robinson                 Are you really  trying to drive more  volume  through
                           there?

D.Gayhardt                 I think,  given we feel very good about the  platform
                           we have now domestically, I think both from a systems standpoint, from a collections standpoint, from a compliance standpoint. So yes, I think we have, and we feel very good about where the credit losses are right now. So if we kind of keep the current range of credit losses in mind, we're looking to drive volume growth and keep our credit losses in the same ballpark.

J.Weiss On an ancillary basis, Jerry, if I can guess what you're referring to, we are contemplating enlarging our scope to collect paper other than our own.

J.Robinson                 Yes. That's kind of where I was headed.

J.Weiss I think its fair to say that we have the most technically advanced facility in the industry, and we have capacity.

J.Robinson                 So high-teens  growth rate on EBITDA this year.  Some
                           of that, obviously, is coming from the restructuring this year, organic growth. Are you rolling out any new products, or do you have anything kind of out there? There's a lot of noise about the prepaid
                           MasterCards and debit and everything else. You say none of that is baked into your plan. Are you trying to look at any new products that are going out there?

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D.Gayhardt                 Sure. I think we have two  different--I  was starting
                           to say, not trying to say they are tests, I mean they're kind of, call them limited rollouts with two different vendors of the prepaid MasterCard debit products in the U.S., and a third in Canada with a different vendor, a Canadian vendor. I think we're very excited about those.

                           We have to make sure, operationally and in terms of the value proposition, I guess, to the consumer, that we're doing the right thing and it doesn't become a--I think we've seen instances where it's an easy business to kind of build some revenue very quickly, but it's not very sustainable, because customers don't see the value of having the card long term.

                           I mean it tests out as one of the things that we've talked to our consumers and sent a survey to consumers. Having a MasterCard or Visa logo card, even a debit card, in their wallet tests out as something that gives them, there's a lot of perceived value there. But if it's overly loaded with fees or it's overly complex in terms of its day-to-day use, then it's not going to be something that people are going to continue to load funds onto.

                           Certainly in Canada, the tests that we've done so far, we've been really pleased with it. The U.S. has really started just this quarter, but Canada started kind of mid to late last fiscal year, and we've been really pleased with the number of repeat transactions we've seen on the card.

Coordinator                Our next question comes from Jim Wolf.

J.Wolf                     The 17 new stores, I'm assuming those are all owned.

D.Gayhardt                 Those are all owned.

J.Wolf I mean the past year was a big year in terms of adding franchise locations, particularly internationally. Is there anything in the plan to continue with that activity, or are you going to slow that down going forward?

D.Gayhardt                 No. I think our expectation is to - I guess we didn't
                           hit that  specifically  in the  comments or the press
                           release,  but our  expectation is to continue to grow
                           as a franchise business in both Canada and the U.K. I
                           think  the  Canadian   number  for  last  year,   new
                           franchisees was--

J.Wolf                     Twenty-two.

D.Gayhardt                 Twenty-two?  Yes.  I was going to say 18, but I think
                           that a similar number this year is what we're targeting.

J.Wolf Okay. Similar thing in the U.K.? I mean of those two opportunities? Most of the growth seems to be coming out of those two markets. So between those two opportunities, which is it that provides you with the most growth, more growth, or are you indifferent between the two at this point?

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D.Gayhardt                 I think that with the Canadian you get more immediate
                           return out of the Canadian franchisees, and the U.K. franchisees tend to be ongoing businesses where they're adding the Money Shop product line and our verification systems to an existing business. So, in some respects, the growth tends to come - because we'll sign a deal with My Travel, we did, which is a chain of travel offices in the U.K. that target our customer base. So we'll sign a deal with a chain of stores like that, and you'll get a larger number of units, but it takes more time to develop the service
                           offering  and  the  training  and  the   verification
                           procedures through those stores. But in terms of building the brand and building kind of ubiquity in the U.K., those are key parts of that.

J.Weiss And we have a new effort to explore a franchising operation in the U.S. as well.

Coordinator                Our next question comes from Craig Carlozy.

C.Carlozy                  I have one question.  I was actually wondering if you
                           could provide  additional  color with respect to your
                           holding  company  debt?  I've looked  through all the
                           documents,   and  I'm  basically  trying  to  get  an
                           understanding of what its size is, its structure, and when, if it hasn't already, turned cash-pay.

D.Gayhardt                 It's not a cash-pay  instrument  at this  point.  The
                           accreted value, as of June 30, was $113 million.

Coordinator                At this  time we have no more  questions,  so I would
                           like to turn the call back over to Mr.  Weiss and Mr.
                           Gayhardt for final statements and closing remarks.

J.Weiss I want to thank you for your participation on the call, and we look forward to continued progress in the next quarter and the next fiscal year, and we will convene a call when next appropriate. Thank you.

Coordinator                Thank  you  for  your  participation  on  the  Dollar
                           Financial Group conference call. You may disconnect at this time. Our conference has concluded.

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